Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

META FINANCIAL GROUP, INC. REPORTS SECOND QUARTER EARNINGS

Storm Lake, Iowa – (April 15, 2005) Meta Financial Group, Inc. (NASDAQNM:CASH) today reported net income of $399,000, or $0.16 per diluted share, for the 2005 fiscal year second quarter ended March 31, 2005, compared to net income of $1.7 million, or $0.66 per diluted share, for the same period last year. Net income for the first six months of the 2005 fiscal year totaled $841,000, or $0.33 per diluted share compared to $2.7 million, or $1.05 per diluted share, for the same period last year. The Company results for both the three month and six month periods of fiscal 2004 include a net gain, after income taxes, of $699,000, or $0.27 per diluted share, from the January 2004 sale of a branch office. The fiscal 2005 net income reflects decreases of $1.3 million, or 76.2 percent, and $1.8 million, or 68.3 percent, for the three and six month periods ended March 31, 2005, respectively, compared to the same periods in 2004. The decreases in earnings, which were expected, include net operating losses for the payment systems division (Meta Payment Systems) of $345,000, or $0.14 per diluted share, and $715,000, or $0.28 per diluted share, net of income taxes, for the quarter and six month periods ended March 31, 2005, respectively. The operating loss for Meta Payment Systems represents a continuation of start-up costs for the division which was formed in May 2004. In addition, the Company incurred one-time costs resulting from activities related to the name changes of the Company and its subsidiaries, net of income taxes, totaling $325,000, or $0.13 per diluted share, and $387,000, or $0.15 per diluted share, for the quarter and six month period, respectively.

Excluding the payment systems start-up costs and the costs related to the name change, net income would have been $1.1 million, or $0.43 per diluted share, for the second quarter and $1.9 million, or $0.77 per diluted share, for the six month period ended March 31, 2005. This compares to net income of $0.39 and $0.78 per diluted share for the three and six month periods of 2004, respectively, excluding the profit from the branch sale. During the first half of fiscal 2005, Meta Payment Systems launched a number of programs and began to generate revenue as a result of these programs. Meta Financial Group has been pleased with its earnings given the Meta Payment Systems start-up, the significant one-time expenditures associated with the Company’s name change, and the additional impact of costs related to our second Sioux Falls office, which opened in May 2004.

Net interest income increased $574,000, or 13.0 percent, and $794,000, or 8.9 percent, for the three and six month periods ended March 31, 2005, respectively, compared to the same periods last year. This was due, in part, to the Company’s exceptional growth in both loans and deposits, which increased $42.2 million, or

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10.4 percent, and $39.6 million, or 8.6 percent, respectively, during the first half of fiscal 2005. This growth plus an improvement in interest rate spreads contributed to the increase in net interest income in both the three and six month periods.

During the quarter the Company completed its name change to Meta Financial Group, and moved ahead with previously disclosed plans for additional branch offices in both Sioux Falls, South Dakota and West Des Moines, Iowa. The Company has also published notice of its intent to establish another additional branch office in Sioux Falls, South Dakota. All three of these offices are expected to be open prior to the end of calendar 2005, at which point the Company will have four offices in Sioux Falls, South Dakota and five offices in the greater Des Moines, Iowa area.

Meta Financial Group is also pleased to report that it had less than $1,000 of net loan charge offs during the second quarter of fiscal 2005 and less than $8,500 of net charge offs for the first half of fiscal 2005. At March 31, 2005, the ratio of non-performing assets to total assets was 0.05 percent. At 0.05 percent, the ratio is just over one half of the level it had been at September 30, 2004, and represents non-performing assets totaling approximately $360,000. The Company also had only $606,000 of 30-day past due loans, which is only 0.13 percent of total loans, as of March 31, 2005.

Shareholders of record on March 15, 2005, received a quarterly cash dividend of 13 cents per share. This dividend was paid on April 1, 2005. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At March 31, 2005, assets of Meta Financial Group totaled $795.8 million. Shareholders’ equity totaled $44.9 million, or $17.98 per common share outstanding. Meta Financial Group is the holding company for MetaBank and MetaBank West Central. All three companies had capital ratios in excess of regulatory requirements at March 31, 2005, and are considered well-capitalized under regulatory guidelines.

During the quarter ended March 31, 2005, Meta Financial Group shares traded between $22.25 and $24.49.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a thrift with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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Financial Highlights

Consolidated Statement of Financial Condition
(In Thousands)
Assets	March 31, 2005	Sept. 30, 2004
Cash and Cash Equivalents	$8,101	$8,937
Investments & Mortgage-backed Securities	295,216	322,524
Loans, net	446,208	404,051
Other Assets	46,236	45,287

Total Assets	$795,761	$780,799

Liabilities
Deposits	$501,143	$461,581
Borrowed Money	246,866	269,109
Other Liabilities	2,815	2,835

Total Liabilities	$750,824	$733,525

Shareholders' Equity	$44,937	$47,274

Total Liabilities and Shareholders' Equity	$795,761	$780,799

Consolidated Statements of Income
	For the 3 Months Ended March 31:		For the 6 Months Ended March 31:
(Dollars In Thousands except per share data)	2005	2004	2005	2004
Interest Income	$10,373	$8,891	$20,157	$17,944
Interest Expense	5,384	4,476	10,481	9,061

Net Interest Income	4,989	4,415	9,676	8,883
Provision for Loan Losses	257	56	434	157

Net Interest Income After
Provision for Loan Losses	4,732	4,359	9,242	8,726
Other Income	674	1,691	1,285	2,365
Other Expenses	4,864	3,465	9,349	7,024

Income Before Income Tax	542	2,585	1,178	4,067
Income Tax Expense	143	910	337	1,415

Net Income	$399	$1,675	$841	$2,652

Earnings Per Common Share (Basic):	$0.16	$0.67	$0.34	$1.07

Earnings Per Common Share (Diluted):	$0.16	$0.66	$0.33	$1.05

Selected Financial Information

For the 6 Months Ended March 31,	2005	2004
Return on Average Assets (Annualized)	0.21%	0.68%
Return on Average Equity (Annualized)	3.62%	11.73%
Average Shares Outstanding for Diluted Earnings per Share	2,519,243	2,535,708

At Period Ended:	March 31, 2005	Sept. 30, 2004
Equity to Total Assets	5.65%	6.05%
Book Value per Common Share Outstanding	$17.98	$18.98
Tangible Book Value per Common Share Outstanding	$16.62	$17.61
Common Shares Outstanding	2,498,860	2,491,025
Non-Performing Assets to Total Assets	0.05%	0.09%

Meta Financial Group • 121 East Fifth Street • P.O. Box 1307 • Storm Lake, Iowa 50588